004 Putnam Income Fund attachment
10/31/06 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended October 31, 2006, Putnam Management has
assumed $30,634 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	$34,927
Class B	6,729
Class C	809

72DD2 (000s omitted)

Class M	$15,463
Class R	23
Class Y	49,843

73A1

Class A	$0.286
Class B	0.235
Class C	0.236

73A2

Class M	$0.273
Class R	0.274
Class Y	0.301

74U1 (000s omitted)

Class A	117,444
Class B	23,099
Class C	3,235

74U2 (000s omitted)

Class M	49,804
Class R	112
Class Y	175,817

74V1

Class A	$6.74
Class B	6.70
Class C	6.72

74V2

Class M	$6.67
Class R	6.74
Class Y	6.79

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.